POWER OF ATTORNEY

The undersigned, an authorized officer of Banco Inbursa S.A. Institución de Banca Múltiple, Grupo Financiero Inbursa as Trustee of Trust F/0395 (the “Trust”), hereby constitutes and appoints Raul Humberto Zepeda Ruiz, Javier Foncerrada and Marco Antonio Slim Domit, and each of them singly, as the Trust’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for the Trust and in the Trust’s name, place and stead and on the Trust’s behalf, in any and all capacities, to sign any Form 3, 4, or 5 or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a “Filing”), relating to the Trust’s beneficial ownership (direct or indirect) of any securities it may be deemed to beneficially own, and to file on the Trust’s behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as the Trust might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall remain in effect until December 31, 2017.

January 16, 2014

BANCO INBURSA S.A. INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA, DIVISIÓN FIDUCIARIA, AS TRUSTEE OF TRUST NO. F/0395

/s/Raul Humberto Zepeda Ruiz
By: Raul Humberto Zepeda Ruiz
Title: Attorney-in-Fact